Exhibit 99.1
Crescent Energy Reports Second Quarter 2024 Financial and Operating Results, Updates 2H'24 Guidance Pro Forma for SilverBow Acquisition

Houston, August 5, 2024 – Crescent Energy Company (NYSE: CRGY) ("Crescent" or the "Company") today announced financial and operating results for the second quarter of 2024. A supplemental slide deck can be found at www.crescentenergyco.com. The Company plans to host a conference call and webcast at 10 a.m. CT on Tuesday, August 6, 2024. Details can be found in this release.

Second Quarter 2024 Highlights
–Strong performance across key financial metrics; generated net income of $70 million, Adjusted EBITDAX(1) of $320 million, Operating Cash Flow of $287 million and Levered Free Cash Flow(1) of $147 million
–Increased standalone full year 2024 production guidance alongside incremental capital savings and released updated guidance pro forma for the closing of the acquisition of SilverBow Resources, Inc. ("SilverBow")
–Continued gains in Eagle Ford capital efficiency with strong well results and continued improvements in development costs
–Successfully closed acquisition of SilverBow ahead of schedule; integration and synergy capture well underway with approximately $35 million of $65 - $100 million target realized to-date through an improved cost of capital
–Captured additional synergies from 2023 Western Eagle Ford acquisitions; up to ~$60 million annually relative to approximately $850 million of combined purchase price
–Declared quarterly cash dividend of $0.12 per share, in line with enhanced and simplified shareholder return framework

Crescent CEO David Rockecharlie said, “We started 2024 with strong first-quarter performance and built upon that momentum this quarter. I am extremely pleased with the results our team and differentiated model have delivered, with strong production and continued improvements in capital spend, leading to significant cash flow generation.

Our standalone performance, combined with the closing of the SilverBow acquisition, positions Crescent for significant future value potential as we continue to execute on our proven strategy. Our business today combines the benefits of an advantaged asset profile, a strong balance sheet, improved access to capital markets and significant operating and investing expertise to bring investors a unique value proposition in our sector. We believe Crescent is a must-own mid-cap company, and I am excited to continue building on the growth platform we have created.”

Second Quarter Financial and Operating Results
Second quarter production averaged 165 MBoe/d (44% oil and 62% liquids). The Company drilled 12 gross operated wells (8 in the Eagle Ford and 4 in the Uinta), brought online 11 gross operated wells (6 in the Eagle Ford and 5 in the Uinta) and incurred capital expenditures (excluding acquisitions) of $120 million during the quarter. Development costs continued to benefit from operational efficiency gains, as well as moderating service costs.

Crescent reported net income of $70 million and $56 million of Adjusted Net Income(1) in the second quarter. The Company generated $320 million of Adjusted EBITDAX(1), $287 million of Operating Cash Flow and $147 million of Levered Free Cash Flow(1) for the period.

Financial Position
Crescent maintains a strong balance sheet and a low leverage profile. As of June 30, 2024, the Company had a Net LTM Leverage(1) ratio of 1.3x, in-line with its stated leverage target, and liquidity of $2.1 billion.

In connection with the closing of the SilverBow Acquisition in July, the Company’s borrowing base was increased to $2.6 billion with an elected commitment of $2.0 billion. As of July 31, 2024, the Company had approximately $3.2 billion of long-term debt. The Company's corporate credit rating was recently upgraded by Fitch to BB-.

2024 Outlook
Crescent is providing updated second half 2024 guidance pro forma for 5 months of the SilverBow acquisition. Relative to initial 2024 estimates, the standalone full-year guidance, excluding the effects of the SilverBow acquisition, reflects a ~2% increase to production and a ~2% improvement in expected capital spend.

Pro Forma Crescent 2H'24 Guidance Update (Includes 5 Months of the SilverBow Acquisition)

2H'24 Guidance ($70/Bbl & $3/MMBtu)
Total Production (MBoe/d)	232 - 241
% Oil / % Liquids (%)	~39% / ~57%
Realized Prices (Oil % of WTI / Gas % of HHUB)	Low/mid ~90% / mid ~80%

Capital Expenditures (Excl. Acquisitions) ($MM)	$460 - $510
Adj. Operating Expense Excl. Prod. & Other Taxes ($/Boe)(1)(3)(4)	$13.00 - $14.00
Production Taxes (% of Commodity Revenue)	6.5% - 7.5%

Cash Taxes (% of Adj. EBITDAX(1))	2.0% - 4.0%

Note: All amounts are approximations based on currently available information and estimates and are subject to change based on events and circumstances after the date hereof. Please see “Cautionary Statement Regarding Forward-Looking Information.”

Shareholder Return
Crescent recently enhanced and simplified its long-standing return of capital strategy to include a fixed dividend and the Board's authorization of a $150 million share repurchase program, through March 2026. For the second quarter of 2024, the Company's Board of Directors approved a cash dividend of $0.12 per share payable on September 3, 2024, to shareholders of record as of the close of business on August 19, 2024. Any payment of future dividends is subject to board approval and other factors.

Repurchases under the Share Repurchase Program may be made by the Company or OpCo, as applicable, and may be made from time to time in the open market, in a privately negotiated transaction, through purchases made in accordance with Rule 10b5-1 of the Exchange Act or by such other means as will comply with applicable state and federal securities laws. The timing of any such repurchases will depend on market conditions, contractual limitations and other considerations. The program may be extended, modified, suspended or discontinued at any time, and does not obligate the Company to repurchase any dollar amount or number of shares.

Conference Call Information
Crescent plans to host a conference call to discuss its recent financial and operating results at 10 a.m. CT on Tuesday, August 6, 2024. Complete details are below. A webcast replay will be available on the website following the call.

Date: Tuesday, August 6, 2024
Time: 10 a.m. CT (11 a.m. ET)
Conference Dial-In: 877-407-0989 / 201-389-0921 (Domestic / International)
Webcast Link: www.crescentenergyco.com

About Crescent Energy Company
Crescent is a differentiated U.S. energy company committed to delivering value for shareholders through a disciplined growth through acquisition strategy and consistent return of capital. Our long-life, balanced portfolio combines stable cash flows from low-decline production with deep, high-quality development inventory. Our activities are focused in Texas and the Rocky Mountain region. For additional information, please visit www.crescentenergyco.com.

Cautionary Statement Regarding Forward-Looking Statements
This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on current expectations. The words and phrases “should”, “could”, “may”, “will”, “believe”, “plan”, “intend”, “expect”, “potential”, “possible”, “anticipate”, “estimate”, “forecast”, “view”, “efforts”, “goal” and similar expressions identify forward-looking statements and express the Company’s expectations about future events. All statements, other than statements of historical facts, included in this communication that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for natural gas, natural gas liquids and crude oil, uncertainties inherent in estimating natural gas and oil reserves and in projecting future rates of production, our hedging strategy and results, federal and state regulations and laws, upcoming elections and associated political volatility, the severity and duration of public health crises, actions by the Organization of the Petroleum Exporting Countries (“OPEC”) and non-OPEC oil-producing countries, the impact of the armed conflict in Ukraine, continued hostilities in the Middle East, including the Israel-Hamas conflict and rising tensions with Iran, the impact of disruptions in the capital markets, the timing and success of business development efforts, including acquisition and disposition opportunities, our ability to integrate operations or realize any anticipated operational or corporate synergies and other benefits from the acquisition of SilverBow, our reliance on our external manager, sustained cost inflation, elevated interest rates and central bank policy changes associated therewith and other uncertainties. Consequently, actual future results could differ materially from expectations. The Company assumes no duty to update or revise its respective forward-looking statements based on new information, future events or otherwise.

Financial Presentation
While OpCo Units and corresponding shares of Class B Common Stock are outstanding in our "Up-C" structure, and in accordance with the terms of our Management Agreement under which Class A shareholders bear only their proportionate share of Manager Compensation, portions of Manager Compensation, income tax provision

(benefit) amounts and dividends paid corresponding to such ownership are required to be classified as distributions to redeemable noncontrolling interests rather than G&A expense, income tax provision (benefit), and dividends paid to Class A Common Stock, respectively. We define those redeemable noncontrolling interest ("RNCI") distributions made by OpCo related to (i) Manager Compensation as “Manager Compensation RNCI Distributions,” (ii) income tax provision (benefit) as “Income Tax RNCI Distributions,” and (iii) dividends paid as “Dividend RNCI Distributions.”

To facilitate comparison of our G&A expense, dividends paid to Class A Common Stock, and income tax provision (benefit) to peer companies with varying corporate and management structures, Adjusted EBITDAX and Levered Free Cash Flow, for both (i) historical periods and (ii) periods for which we provide guidance, are presented assuming the full redemption of all outstanding OpCo Units for shares of our Class A Common Stock and a corresponding cancellation of all shares of our Class B Common Stock. Management believes this presentation is most useful to investors, as the full amounts of Manager Compensation as G&A expense, dividends paid to Class A Common Stock, and income tax provision (benefit) are thereby reflected as such.

Crescent Operational Summary

	For the three months ended
	June 30, 2024	June 30, 2023	March 31, 2024
Average daily net sales volumes:
Oil (MBbls/d)	73	64	70
Natural gas (MMcf/d)	372	335	403
NGLs (MBbls/d)	30	19	28
Total (MBoe/d)	165	139	166
Average realized prices, before effects of derivative settlements:
Oil ($/Bbl)	$75.68	$67.68	$74.01
Natural gas ($/Mcf)	1.51	1.71	2.18
NGLs ($/Bbl)	24.55	19.38	26.07
Total ($/Boe)	41.27	37.89	41.14
Average realized prices, after effects of derivative settlements:
Oil ($/Bbl)	$67.94	$63.14	67.13
Natural gas ($/Mcf)	2.27	1.92	2.76
NGLs ($/Bbl)	24.55	25.72	26.07
Total ($/Boe)(2)	39.57	37.21	39.63
Expense (per Boe)
Operating expense	$19.61	$17.85	$20.16
Depreciation, depletion and amortization	14.19	12.65	11.70
General and administrative expense	3.15	3.26	2.83
Non-GAAP and other expense (per Boe)
Adjusted operating expense, excluding production and other taxes(1)(3)(4)	$15.17	$14.84	$15.57
Production and other taxes	2.08	1.96	2.16
Adjusted Recurring Cash G&A(1)(4)	1.44	1.50	1.23

Crescent Income Statement

(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2024	2023	2024	2023
Revenues:
Oil	$499,622	$393,248	$973,516	$765,584
Natural gas	51,274	52,054	131,218	214,075
Natural gas liquids	66,903	33,851	133,850	76,374
Midstream and other	35,484	13,186	72,172	26,443
Total revenues	653,283	492,339	1,310,756	1,082,476
Expenses:
Lease operating expense	122,454	113,051	253,142	244,005
Workover expense	17,581	18,683	29,883	31,254
Asset operating expense	26,899	15,872	58,249	38,090
Gathering, transportation and marketing	65,851	51,525	135,420	98,928
Production and other taxes	31,065	24,825	63,588	79,748
Depreciation, depletion and amortization	212,382	159,904	388,946	306,387
Exploration expense	193	1,541	193	1,541
Midstream and other operating expense	29,783	1,735	57,525	5,514
General and administrative expense	47,140	41,166	89,855	62,404
(Gain) loss on sale of assets	(19,449)	—	(19,449)	—
Total expenses	533,899	428,302	1,057,352	867,871
Income (loss) from operations	119,384	64,037	253,404	214,605
Other income (expense):
Gain (loss) on derivatives	4,132	33,587	(101,470)	183,897
Interest expense	(42,359)	(31,128)	(85,045)	(60,448)
Loss from extinguishment of debt	—	—	(22,582)	—
Other income (expense)	624	39	774	289
Income (loss) from equity affiliates	(49)	117	78	280
Total other income (expense)	(37,652)	2,615	(208,245)	124,018
Income (loss) before taxes	81,732	66,652	45,159	338,623
Income tax benefit (expense)	(11,527)	(9,178)	(7,318)	(25,538)
Net income (loss)	70,205	57,474	37,841	313,085
Less: net (income) loss attributable to noncontrolling interests	1,818	(256)	(1,681)	(405)
Less: net (income) loss attributable to redeemable noncontrolling interests	(34,476)	(52,067)	(22,781)	(247,735)
Net income (loss) attributable to Crescent Energy	$37,547	$5,151	$13,379	$64,945
Net income (loss) per share:
Class A common stock – basic	$0.34	$0.11	$0.13	$1.34
Class A common stock – diluted	$0.33	$0.11	$0.13	$1.34
Class B common stock – basic and diluted	$—	$—	$—	$—
Weighted average shares outstanding:
Class A common stock – basic	111,517	48,665	103,155	48,475
Class A common stock - diluted	113,225	49,017	104,559	$48,842
Class B common stock – basic and diluted	65,948	118,342	75,140	$118,493

Crescent Consolidated Balance Sheet
(Unaudited)
	June 30, 2024	December 31, 2023
	(in thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$778,115	$2,974
Accounts receivable, net	474,626	504,630
Accounts receivable – affiliates	6,332	2,108
Derivative assets – current	16,880	54,321
Prepaid expenses	46,101	40,406
Other current assets	12,288	11,213
Total current assets	1,334,342	615,652
Property, plant and equipment:
Oil and natural gas properties at cost, successful efforts method
Proved	8,822,944	8,574,478
Unproved	285,024	283,324
Oil and natural gas properties at cost, successful efforts method	9,107,968	8,857,802
Field and other property and equipment, at cost	202,185	198,570
Total property, plant and equipment	9,310,153	9,056,372
Less: accumulated depreciation, depletion, amortization and impairment	(3,266,044)	(2,940,546)
Property, plant and equipment, net	6,044,109	6,115,826
Derivative assets – noncurrent	2,898	8,066
Investments in equity affiliates	6,153	6,076
Other assets	93,321	57,715
TOTAL ASSETS	$7,480,823	$6,803,335

Crescent Consolidated Balance Sheet
(Unaudited)
	June 30, 2024	December 31, 2023
	(in thousands, except share data)
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$583,667	$613,543
Accounts payable – affiliates	24,255	52,607
Derivative liabilities – current	52,073	42,051
Financing lease obligations – current	4,017	4,233
Other current liabilities	48,302	37,823
Total current liabilities	712,314	750,257
Long-term debt	2,403,679	1,694,375
Derivative liabilities – noncurrent	619	—
Deferred tax liability	305,730	262,581
Asset retirement obligations	407,176	418,319
Financing lease obligations – noncurrent	5,318	7,066
Other liabilities	58,897	35,019
Total liabilities	3,893,733	3,167,617
Commitments and contingencies
Redeemable noncontrolling interests	1,445,946	1,901,208
Equity:
Class A common stock, $0.0001 par value; 1,000,000,000 shares authorized, 112,480,353 and 92,680,353 shares issued, 111,516,601 and 91,608,800 shares outstanding as of June 30, 2024 and December 31, 2023, respectively	11	9
Class B common stock, $0.0001 par value; 500,000,000 shares authorized, 65,948,124 and 88,048,124 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	7	9
Preferred stock, $0.0001 par value; 500,000,000 shares authorized and 1,000 Series I preferred shares issued and outstanding as of June 30, 2024 and December 31, 2023	—	—
Treasury stock, at cost; 1,071,553 shares of Class A common stock as of June 30, 2024 and December 31, 2023	(17,143)	(17,143)
Additional paid-in capital	2,054,432	1,626,501
Retained earnings	82,795	95,447
Noncontrolling interests	21,042	29,687
Total equity	2,141,144	1,734,510
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$7,480,823	$6,803,335

Crescent Cash Flow Statement
(Unaudited)
	Six Months Ended June 30,
	2024	2023
	(in thousands)
Cash flows from operating activities:
Net income (loss)	$37,841	$313,085
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation, depletion and amortization	388,946	306,387
Deferred tax expense (benefit)	(5,127)	24,158
(Gain) loss on derivatives	101,470	(183,897)
Net cash (paid) received on settlement of derivatives	(48,220)	(55,805)
Non-cash equity-based compensation expense	50,465	35,156
Amortization of debt issuance costs, premium and discount	5,795	5,743
Loss from debt extinguishment	22,582	—
(Gain) loss on sale of oil and natural gas properties	(19,449)	—
Settlement of acquired derivative contracts	—	(34,978)
Other	(13,307)	(7,263)
Changes in operating assets and liabilities:
Accounts receivable	36,826	20,012
Accounts receivable – affiliates	(4,224)	(118)
Prepaid and other current assets	(3,611)	(22,260)
Accounts payable and accrued liabilities	(51,960)	21,229
Accounts payable – affiliates	(26,504)	3,406
Other	(827)	(1,299)
Net cash provided by operating activities	470,696	423,556
Cash flows from investing activities:
Development of oil and natural gas properties	(288,554)	(383,240)
Acquisitions of oil and natural gas properties, net of cash acquired	(19,532)	(14,996)
Proceeds from the sale of oil and natural gas properties	23,178	21,437
Purchases of restricted investment securities – HTM	(3,553)	(8,875)
Maturities of restricted investment securities – HTM	3,600	8,922
Other	(1,701)	1,808
Net cash used in investing activities	(286,562)	(374,944)
Cash flows from financing activities:
Proceeds from the issuance of Senior Notes, after premium, discount and underwriting fees	1,430,063	394,000
Repurchase of Senior Notes, including extinguishment costs	(714,817)	—
Revolving Credit Facility borrowings	980,600	548,000
Revolving Credit Facility repayments	(1,004,100)	(857,449)
Payment of debt issuance costs	(12,611)	(2,903)
Redeemable noncontrolling interest contributions	—	709
Redeemable noncontrolling interest distributions	(293)	(417)
Dividend to Class A common stock	(26,031)	(14,011)
Distributions to redeemable noncontrolling interests related to Class A common stock dividend	(16,188)	(34,407)
Distributions to redeemable noncontrolling interests related to Manager Compensation	(11,952)	(18,942)
Contributions from (distributions to) redeemable noncontrolling interests related to income taxes	(129)	23
Repurchase of redeemable noncontrolling interests related to 2024 Equity Transactions	(22,701)	—
Repurchase of redeemable noncontrolling interests	(858)	—
Noncontrolling interest distributions	(4,370)	(2,517)
Noncontrolling interest contributions	—	1,771
Other	(2,152)	(1,812)
Net cash provided by financing activities	594,461	12,045
Net change in cash, cash equivalents and restricted cash	778,595	60,657
Cash, cash equivalents and restricted cash, beginning of period	8,729	15,304
Cash, cash equivalents and restricted cash, end of period	$787,324	$75,961

Reconciliation of Non-GAAP Measures
This release includes financial measures that have not been calculated in accordance with GAAP. These non-GAAP measures include Adjusted EBITDAX, Levered Free Cash Flow, Adjusted Net Income, Adjusted Recurring Cash G&A, Adjusted Current Income Tax, Adjusted Dividends Paid and Net LTM Leverage. These supplemental non-GAAP performance measures are used by Crescent’s management and external users of its financial statements, such as industry analysts, investors, lenders and rating agencies. These non-GAAP measures should be read in conjunction with the information contained in Crescent’s audited combined and consolidated financial statements prepared in accordance with GAAP.

Adjusted EBITDAX and Levered Free Cash Flow
We define Adjusted EBITDAX as net income (loss) before interest expense, loss from extinguishment of debt, income tax expense (benefit), depreciation, depletion and amortization, exploration expense, non-cash gain (loss) on derivatives, non-cash equity-based compensation, (gain) loss on sale of assets, other (income) expense and transaction and nonrecurring expenses. Additionally, we further subtract certain redeemable noncontrolling interest distributions made by OpCo related to Manager Compensation and settlement of acquired derivative contracts.

Adjusted EBITDAX is not a measure of performance as determined by GAAP. We believe Adjusted EBITDAX is a useful performance measure because it allows for an effective evaluation of our operating performance when compared against our peers, without regard to our financing methods, corporate form or capital structure. We exclude the items listed above from net income (loss) in arriving at Adjusted EBITDAX because these amounts can vary substantially within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income (loss) as determined in accordance with GAAP, of which such measure is the most comparable GAAP measure. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax burden, as well as the historic costs of depreciable assets, none of which are reflected in Adjusted EBITDAX. Our presentation of Adjusted EBITDAX should not be construed as an inference that our results will be unaffected by unusual or nonrecurring items. Our computations of Adjusted EBITDAX may not be identical to other similarly titled measures of other companies. In addition, the Revolving Credit Facility and Senior Notes include a calculation of Adjusted EBITDAX for purposes of covenant compliance.

We define Levered Free Cash Flow as Adjusted EBITDAX less interest expense, excluding non-cash amortization of deferred financing costs, discounts, and premiums, loss from extinguishment of debt, excluding non-cash write-off of deferred financing costs, discounts, and premiums, current income tax benefit (expense), tax-related redeemable noncontrolling interest distributions made by OpCo and development of oil and natural gas properties. Levered Free Cash Flow does not take into account amounts incurred on acquisitions.

Levered Free Cash Flow is not a measure of liquidity as determined by GAAP. Levered Free Cash Flow is a supplemental non-GAAP liquidity measure that is used by our management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We believe Levered Free Cash Flow is a useful liquidity measure because it allows for an effective evaluation of our operating and financial performance and the ability of our operations to generate cash flow that is available to reduce leverage or distribute to our equity holders. Levered Free Cash Flow should not be considered as an alternative to, or more meaningful than, Net cash flow provided by operating activities as determined in accordance with GAAP, of which such measure is the most comparable GAAP measure, or as an indicator of actual liquidity, operating performance or investing activities. Our computations of Levered Free Cash Flow may not be comparable to other similarly titled measures of other companies.

The following table reconciles Adjusted EBITDAX (non-GAAP) and Levered Free Cash Flow (non-GAAP) to net income (loss), the most directly comparable financial measure calculated in accordance with GAAP:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(in thousands)
Net income (loss)	$70,205	$57,474	$37,841	$313,085
Adjustments to reconcile to Adjusted EBITDAX:
Interest expense	42,359	31,128	85,045	60,448
Loss from extinguishment of debt	—	—	22,582	—
Income tax expense (benefit)	11,527	9,178	7,318	25,538
Depreciation, depletion and amortization	212,382	159,904	388,946	306,387
Exploration expense	193	1,541	193	1,541
Non-cash (gain) loss on derivatives	(29,546)	(42,235)	53,250	(239,702)
Non-cash equity-based compensation expense	22,291	27,551	50,465	35,156
(Gain) loss on sale of assets	(19,449)	—	(19,449)	—
Other (income) expense	(624)	(39)	(774)	(289)
Manager Compensation RNCI Distributions	(5,155)	(7,264)	(10,782)	(16,735)
Transaction and nonrecurring expenses(5)	15,591	3,764	18,462	6,199
Settlement of acquired derivative contracts(6)	—	(16,331)	—	(34,978)
Adjusted EBITDAX (non-GAAP)	$319,774	$224,671	$633,097	$456,650
Adjustments to reconcile to Levered Free Cash Flow:
Interest expense, excluding non-cash amortization of deferred financing costs, discounts, and premiums	(40,940)	(29,830)	(79,250)	(58,100)
Loss from extinguishment of debt, excluding non-cash write-off of deferred financing costs, discounts, and premiums	—	—	(14,817)	—
Current income tax benefit (expense)	(11,725)	(869)	(12,441)	(1,381)
Tax RNCI Contributions (Distributions)	(63)	140	(129)	128
Development of oil and natural gas properties	(120,113)	(148,127)	(313,403)	(349,814)
Levered Free Cash Flow (non-GAAP)	$146,933	$45,985	$213,057	$47,483

Reconciliation of Operating Cash Flow to Levered Free Cash Flow (non-GAAP)
The table below reconciles net cash provided by operating activities to Levered Free Cash Flow:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(in thousands)
Net cash provided by operating activities	$286,926	$183,466	$470,696	$423,556
Changes in operating assets and liabilities	(37,035)	13,761	50,300	(20,970)
Manager Compensation RNCI Distributions	(5,155)	(7,264)	(10,782)	(16,735)
Tax RNCI Contributions (Distributions)	(63)	140	(129)	128
Transaction and nonrecurring expenses	15,591	3,764	18,462	6,199
Loss from extinguishment of debt, excluding non-cash write-off of deferred financing costs, discounts, and premiums	—	—	(14,817)	—
Other adjustments and operating activities	6,782	245	12,730	5,119
Development of oil and natural gas properties	(120,113)	(148,127)	(313,403)	(349,814)
Levered Free Cash Flow (non-GAAP)	$146,933	$45,985	$213,057	$47,483

Adjusted Net Income
Crescent defines Adjusted Net Income as net income (loss), adjusted for certain items. Management believes that Adjusted Net Income is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas companies. Adjusted Net Income is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for net income as an indicator of financial performance. The GAAP measure most directly comparable to Adjusted Net Income is net income (loss).

The following table presents a reconciliation of Adjusted Net Income (non-GAAP) to net income (loss), the most directly comparable financial measure calculated in accordance with GAAP:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(in thousands)
Net income (loss)	$70,205	$57,474	$37,841	$313,085
Unrealized (gain) loss on derivatives	(29,546)	(42,235)	53,250	(239,702)
Non-cash equity-based compensation expense	22,291	27,551	50,465	35,156
(Gain) loss on sale of assets	(19,449)	—	(19,449)	—
Manager Compensation RNCI Distributions	(5,155)	(7,264)	(10,782)	(16,735)
Tax RNCI Contributions (Distributions)	(63)	140	(129)	128
Transaction and nonrecurring expenses(5)	15,591	3,764	18,462	6,199
Settlement of acquired derivative contracts(6)	—	(16,331)	—	(34,978)
Loss from extinguishment of debt	—	—	22,582	—
Tax effects of adjustments(7)	2,281	2,252	(14,711)	16,316
Adjusted Net Income (non-GAAP)	$56,155	$25,351	$137,529	$79,469

Net LTM Leverage

Crescent defines Net LTM Leverage as the ratio of consolidated total debt to consolidated Adjusted EBITDAX as calculated under the credit agreement (the "Credit Agreement") governing Crescent’s Revolving Credit Facility. Management believes Net LTM Leverage is a useful measurement because it takes into account the impact of acquisitions. For purposes of the Credit Agreement, (i) consolidated total debt is calculated as total principal amount of Senior Notes, net of unamortized discount, premium and issuance costs, plus borrowings on our Revolving Credit Facility and unreimbursed drawings under letters of credit, less cash and cash equivalents and (ii) consolidated Adjusted EBITDAX includes certain adjustments to account for EBITDAX contributions associated with acquisitions the Company has closed within the last twelve months. Adjusted EBITDAX is a non-GAAP financial measure.

June 30, 2024
(in thousands)
Total debt(8)	$2,403,679
Less: cash and cash equivalents	(778,115)
Net Debt	$1,625,564

LTM Adjusted EBITDAX for Leverage Ratio	$1,272,403

Net LTM Leverage	1.3x

Non-GAAP Measures Related to Up-C Structure
Adjusted Recurring Cash G&A
Crescent defines Adjusted Recurring Cash G&A as general and administrative expense, excluding non-cash equity-based compensation and transaction and nonrecurring expenses, and including Manager Compensation RNCI Distributions. Management believes Adjusted Recurring Cash G&A is a useful performance measure because it excludes transaction and nonrecurring expenses and non-cash equity-based compensation and includes the portion of Manager compensation that is not reflected as G&A expense, facilitating the ability for investors to compare Crescent's cash G&A expense against peer companies. As discussed elsewhere, these adjustments are made to Adjusted EBITDAX and Levered Free Cash Flow for historical periods and periods for which we present guidance.

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(in thousands)
General and administrative expense	$47,140	$41,166	$89,855	$62,404
Less: non-cash equity-based compensation expense	(22,291)	(27,551)	(50,465)	(35,156)
Less: transaction and nonrecurring expenses(9)	(8,508)	(1,859)	(10,132)	(4,227)
Plus: Manager Compensation RNCI Distributions	5,155	7,264	10,782	16,735
Adjusted Recurring Cash G&A	$21,496	$19,020	$40,040	$39,756

Adjusted Current Income Tax
Crescent defines Adjusted Current Income Tax as current income tax provision (benefit) plus Income Tax RNCI Distributions. Management believes Adjusted Current Income Tax is a useful performance measure because it reflects as tax provision (benefit) the amount of cash distributed for taxes that is otherwise classified as redeemable noncontrolling interest distributions, facilitating the ability for investors to compare Crescent’s tax provision (benefit) against peer companies, and is included in the Company’s Levered Free Cash Flow calculation for historical periods and for periods for which guidance is provided.

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(in thousands)
Current income tax provision (benefit)(10)	$11,725	$869	$12,441	$1,381
Plus: Tax RNCI Distributions (Contributions)	63	(140)	129	(128)
Adjusted Current Income Tax	$11,788	$729	$12,570	$1,253

Adjusted Dividends Paid
Crescent defines Adjusted Dividends Paid as Dividend to Class A Common Stock plus Dividend RNCI Distributions. Management believes Adjusted Dividends Paid is a useful performance measure because it reflects the full amount of cash distributed for dividends that is otherwise classified as distributions to redeemable noncontrolling interests, facilitating the ability for investors to compare Crescent’s dividends paid against peer companies.

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(in thousands)
Dividend to Class A common stock	$13,382	$5,803	$26,031	$14,011
Plus: Dividend RNCI Distributions	7,914	14,236	16,188	34,407
Adjusted Dividends Paid	$21,296	$20,039	$42,219	$48,418

(1) Non-GAAP financial measure. Please see “Reconciliation of Non-GAAP Measures” for discussion and reconciliations of such measures to their most directly comparable financial measures calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”).
(2)Does not include the $16.3 million impact from the settlement of acquired derivative contracts for the three months ended June 30, 2023. Total average realized prices, after effects of derivatives settlements would have been $35.92/Boe for the three months ended June 30, 2023.
(3)Adjusted operating expense excluding production and other taxes includes lease operating expense, workover expense, asset operating expense, gathering, transportation and marketing expense and midstream and other revenue net of expense.
(4)Crescent does not provide a reconciliation of this measure because the Company believes such reconciliation would imply a degree of precision and certainty that could be confusing to investors and is unable to reasonably predict certain items included in or excluded from the GAAP financial measure without unreasonable efforts. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred and are out of the Company's control or cannot be reasonably predicted. Non-GAAP forward-looking measures provided without the most directly comparable GAAP financial measures may vary materials from the corresponding GAAP financial measures.
(5)Transaction and nonrecurring expenses of $15.6 million and $18.5 million for the three and six months ended June 30, 2024 were primarily related to our merger costs, capital markets transactions and integration expenses. Transaction and nonrecurring expenses of $3.8 million and $6.2 million for the three and six months ended June 30, 2023 were primarily related to our Western Eagle Ford Acquisition and system integration expenses.
(6)Represents the settlement of certain oil commodity derivative contracts acquired in connection with the Uinta Transaction.
(7)Tax effects of adjustments are calculated using our estimated blended statutory rate (after excluding noncontrolling interests) of approximately 14% and 13% for the three and six months ended June 30, 2024 and approximately 7% for the three and six months ended June 30, 2023.
(8)Included $46.3 million of unamortized discount, premium and issuance costs.
(9)Transaction and nonrecurring expenses (G&A) of $8.5 million and $10.1 million for the three and six months ended June 30, 2024, were primarily related to our merger costs, capital markets transactions and integration expenses. Transaction and nonrecurring expenses of $1.9 million and $4.2 million for the three and six months ended June 30, 2023, were primarily related system integration expenses.

(10)Current income tax provision (benefit) is the amount of current income tax (benefit) expense recognized in our statements of operations for the three months ended June 30, 2024. Actual cash paid by (refunded to) Crescent for federal and state income taxes for the three months ended June 30, 2024 was $0.7 million.

Company Contact
For additional information, please reach out to IR@crescentenergyco.com.